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                                                                   Exhibit 99.2

                      INTEREP NATIONAL RADIO SALES, INC.

                           100 Park Avenue, 5th Floor
                            New York, New York 10017

               Letter To Commission Pursuant To Temporary Note 3T

                                                               May 15, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

     Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Interep National Radio Sales, Inc. ("Interep") has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that Andersen's review of Interep's interim financial statements for the quarter ending March 31, 2002 was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the review and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this review.

                                        Very truly yours,


                                        INTEREP NATIONAL RADIO SALES, INC.

                                        By: /s/ Ralph C. Guild
                                            -----------------------------------
                                            Name:  Ralph C. Guild
                                            Title: President, Chief Executive
                                                   Officer & Chairman of the
                                                   Board